                           OFFER TO PURCHASE FOR CASH
       ALL OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE,

                                       OF

                        OACIS HEALTHCARE HOLDINGS CORP.
                                       AT

                              $4.45 NET PER SHARE

                                       BY

                         OSCAR ACQUISITION CORPORATION,
                          A WHOLLY-OWNED SUBSIDIARY OF

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
             TIME, ON MARCH 25, 1999, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF OACIS HEALTHCARE HOLDINGS CORP. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER DESCRIBED HEREIN, UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                            ------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF THE COMPANY WHICH, TOGETHER WITH THE SHARES THEN OWNED BY PARENT, WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS. CERTAIN STOCKHOLDERS OF THE COMPANY OWNING APPROXIMATELY 47% OF THE SHARES (ON A FULLY DILUTED BASIS) HAVE AGREED TO TENDER THEIR SHARES IN THE OFFER. CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 16.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it with the certificate(s) representing tendered Shares and all other required documents to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 2 or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Shares.

     Any stockholder who desires to tender Shares and cannot deliver the certificate(s) representing such Shares and all other required documents to the Depositary by the expiration of the Offer or who cannot comply with the procedures for book-entry transfer on a timely basis must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 2.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent, brokers, dealers, commercial banks or trust companies.

                            ------------------------

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

February 26, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1

   1. Terms of the Offer....................................    2

   2. Procedure for Tendering Shares........................    3

   3. Withdrawal Rights.....................................    5

   4. Acceptance for Payment and Payment....................    5

   5. Certain Tax Considerations............................    6

   6. Price Range of Shares; Dividends......................    7

   7. Certain Information Concerning the Company............    7

   8. Certain Information Concerning Purchaser and Parent...   10

   9. Source and Amount of Funds............................   12

  10. Background of the Offer; Past Contacts or Negotiations
      with the Company......................................   12

  11. The Merger Agreement; Other Arrangements..............   13

  12. Purpose of the Offer; Plans for the Company...........   21

  13. Effect of the Offer on the Market for Shares; Stock
      Quotations; Registration under the Exchange Act.......   22

  14. Dividends and Distributions...........................   22

  15. Extension of Tender Period; Termination; Amendment....   23

  16. Certain Conditions of the Offer.......................   24

  17. Certain Legal Matters; Regulatory Approvals...........   25

  18. Fees and Expenses.....................................   27

  19. Miscellaneous.........................................   28
Schedule I Information Concerning Directors and Executive
     Officers of Parent and Purchaser.......................  I-1

                                  INTRODUCTION

To the Holders of Common Stock of
Oacis Healthcare Holdings Corp.:

     Oscar Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Science Applications International Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Oacis Healthcare Holdings Corp., a Delaware corporation (the "Company"), at $4.45 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Parent or Purchaser will pay all charges and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Dealer Manager" or "Merrill Lynch"), ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent"), incurred in connection with the Offer. See Section 18.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS HEREINAFTER DEFINED) A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED BY PARENT, WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). CERTAIN STOCKHOLDERS OF THE COMPANY OWNING APPROXIMATELY 47% OF THE SHARES (ON A FULLY DILUTED BASIS) HAVE AGREED TO TENDER THEIR SHARES IN THE OFFER. CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER DESCRIBED HEREIN, UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     COVINGTON ASSOCIATES LLC, FINANCIAL ADVISOR TO THE COMPANY ("COVINGTON"), HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS WRITTEN OPINION TO THE EFFECT THAT, AS OF THE DATE OF THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), THE $4.45 IN CASH TO BE RECEIVED BY THE HOLDERS OF SHARES IN THE OFFER AND THE MERGER IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW. The full text of the written opinion of Covington Associates containing the assumptions made, the matters considered and the scope of the review undertaken in rendering such opinion as well as the limitations of such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders concurrently herewith. Stockholders are urged to read the full text of such opinion in conjunction with this Offer.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of February 21, 1999 (the "Merger Agreement") among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger, each outstanding Share (other than Shares held by Parent or any subsidiary of Parent and Shares held by stockholders properly exercising appraisal rights under the laws of the State of Delaware ("Delaware Law")) will be converted into a right to receive $4.45 in cash, without interest (the "Merger Consideration"). See Section 11. For a discussion of the treatment of stock options, see Section 11.

     The Merger Agreement provides that, effective upon acceptance for payment pursuant to the Offer of a number of Shares that satisfies the Minimum Condition, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors multiplied by (ii) the percentage that the number of Shares beneficially owned by Parent (including Shares accepted for payment) bears to the total number of Shares outstanding. See Section 11. On February 20, 1999, John Kingery, Fred Goad, Dennis Sisco and Jim McCord resigned from the Company's Board of Directors effective upon the purchase by Purchaser of the Shares tendered in the Offer. In addition, the Stockholder Agreements (as hereinafter defined) provide that each stockholder party to such agreement shall cause all directors affiliated with such stockholder to resign from the Company's Board of Directors upon consummation of the Offer. Such resignations are sufficient for Parent to designate up to eight out of nine directors of the Company following the consummation of the Offer. Copies of the resignation letters are filed as Exhibits to Purchaser's Tender Offer Statement on Schedule 14D-1 dated February 26, 1999 (the "Schedule 14D-1") and the foregoing summary is qualified in its entirety by reference to the resignation letters.

     Based upon information provided by the Company, as of February 19, 1999, there were outstanding (i) 10,619,646 Shares, (ii) stock options to purchase an aggregate of 2,348,762 Shares and (iii) warrants to purchase an aggregate of 293,211 Shares. On February 19, 1999, the holders of the warrants, BCIP Trust Associates, L.P., BCIP Associates, Information Partners Capital Fund, L.P., and The Bell Atlantic Systems Group, Inc. ("Bell Atlantic"), contingent upon and effective immediately prior to the consummation of the Merger, irrevocably converted the warrants, in accordance with their terms and in their entirety, so long as the current market price (as such term is used in the warrant) for purposes of such conversion is deemed to be equal to the Merger Consideration. Copies of the conversion notices are filed as Exhibits to the Schedule 14D-1 and the foregoing summary is qualified in its entirety by reference to the conversion notices. Based upon the foregoing, as of February 19, 1999, there were approximately 13,261,619 Shares outstanding on a fully diluted basis. Neither Parent nor Purchaser nor any person listed on Schedule I beneficially owns any Shares. Accordingly, Purchaser believes that the Minimum Condition would be satisfied if approximately 6,630,810 Shares are validly tendered pursuant to the Offer and not withdrawn.

     Under Delaware Law, the Merger requires the approval of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. Certain Stockholders of the Company owning approximately 47% of the Shares (on a fully diluted basis) have executed stockholder agreements dated as of February 21, 1999 agreeing, among other things, to tender their Shares in the Offer (each, a "Stockholder Agreement"). See Section 11. Certain other conditions to consummation of the Offer are described in Section 16.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     1. TERMS OF THE OFFER. Upon the terms and subject to the conditions set forth in the Offer, Purchaser will accept for payment and pay for all Shares that are validly tendered by the Expiration Date and not withdrawn as provided in Section 3. The term "Expiration Date" shall mean 12:00 midnight, New York City time, on March 25, 1999, unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     The Offer is subject to certain conditions set forth in Section 16, including satisfaction of the Minimum Condition and expiration or termination of the waiting period applicable to Purchaser's acquisition of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). If any such condition is not satisfied prior to the Expiration Date, Purchaser may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 3, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

     Purchaser expressly reserves the right to waive the Minimum Condition or any of the other conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that no change may be made which changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to the Minimum Condition and those conditions set forth in Section 16. For a description of Purchaser's right to extend the period of time during which the Offer is open and to amend, delay or terminate the Offer, see Sections 15 and 16.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     2. PROCEDURE FOR TENDERING SHARES. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as hereinafter defined), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation (as hereinafter defined) received by the Depositary), in each case by the Expiration Date, or (b) the guaranteed delivery procedure described below must be complied with.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility (as hereinafter defined) to and received by the Depositary and forming a part of a Book-Entry Confirmation (as hereinafter defined) which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. "Eligible Institution" means a financial institution (including most commercial banks, savings and loan associations and brokerage houses) which is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver certificate(s) representing such Shares and all other required documents to the Depositary by the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are met:

           (i) such tender is made by or through an Eligible Institution;

           (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

          (iii) the certificates for such Shares (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message, and any other required documents, are received by the Depositary within three National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") National Market System trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES FOR SHARES ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     By executing a Letter of Transmittal (or facsimile thereof), a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after February 21, 1999). All such proxies shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon the acceptance for payment of such Shares by Purchaser. Upon such acceptance for payment, all prior proxies and consents granted by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such stockholder (and, if given or executed, will not be deemed to be effective). Such designees of Purchaser will be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser is able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that (a) such stockholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (b) the tender of such Shares complies with Rule 14e-4, and (c) such stockholder has the full power and authority to tender, assign and sell the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right in its sole discretion to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares, whether or not similar defects or irregularities are waived in the case of other Shares. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

     Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Alternatively, if a stockholder is a non-resident alien or foreign entity not subject to backup withholding, the stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payment. Such Form W-8 may be obtained from the Depositary.

     3. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after April 26, 1999 unless theretofore accepted for payment as provided in this Offer to Purchase. If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 3.

     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

     4. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered by the Expiration Date and not withdrawn pursuant to
Section 3 promptly after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 16. In addition, Purchaser reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares in order to comply in whole or in part with any applicable law. For a description of Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Sections 15 and 16.

     For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a Book-Entry Confirmation), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message, and any other required documents. See Section 2. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering stockholder, as promptly as practicable following the expiration or termination of the Offer.

     Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and (ii) unless otherwise permitted by law, Purchaser may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the conditions specified in Section 16 without extending the period of time during which the Offer is open.

     5. CERTAIN TAX CONSIDERATIONS. The receipt of cash pursuant to the Offer or the Merger will constitute a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. As a result, a tendering stockholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and such stockholder's aggregate adjusted tax basis in the Shares tendered and purchased pursuant to the Offer (or surrendered pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or surrendered pursuant to the Merger). If tendered Shares are held by a tendering stockholder as capital assets (within the meaning of Section 1221 of the Code), any gain or loss recognized by the tendering stockholder will constitute capital gain or loss, and will constitute long-term capital gain or loss if the tendering stockholder held the underlying Shares for more than 12 months as of the date of disposition.

     Under the Internal Revenue Service Restructuring and Reform Act of 1998, in the case of noncorporate stockholders, if the tendered Shares have been held for more than 12 months as of the date of disposition, any long-term capital gain recognized by a noncorporate stockholder generally will be subject to federal income tax at a maximum rate of 20% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. There are limits on the deductibility of capital losses.

     The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or to stockholders who perfect their appraisal rights under the Delaware Law and may not apply to a holder of Shares in light of its individual circumstances.

     THE SUMMARY OF TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW AS CURRENTLY IN EFFECT. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are traded on the Nasdaq National Market under the symbol "OCIS". The following table sets forth, for the periods indicated, the high and low closing sale prices per Share as quoted on the Nasdaq National Market, as reported in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 (the "Company 10-K") with respect to the fiscal year ended December 31, 1997 and thereafter as reported in published financial sources. According to the Company, the Company has not paid cash dividends on the Shares to date.

                                                         HIGH        LOW
                                                         ----        ---
FISCAL YEAR ENDED DECEMBER 31, 1997
  First Quarter........................................   $7 3/4     $4 3/4
  Second Quarter.......................................    6 1/2      4
  Third Quarter........................................    9 1/8      5 1/2
  Fourth Quarter.......................................    8 1/8      3 1/4

FISCAL YEAR ENDED DECEMBER 31, 1998
  First Quarter........................................   $5         $2 7/8
  Second Quarter.......................................    4 15/16    2 5/8
  Third Quarter........................................    3 1/2      2 1/8
  Fourth Quarter.......................................    3 7/16     2 1/2

FISCAL YEAR ENDING DECEMBER 31, 1999
  First Quarter (through February 19, 1999)............   $3 1/2     $2 3/4

     On February 19, 1999, the last full day of trading before public announcement of the execution of the Merger Agreement, the reported closing sales price per Share on the Nasdaq National Market was $3 1/4. On February 25, 1999, the last full day of trading prior to commencement of the Offer, the reported closing sales price per Share on the Nasdaq National Market was $4 9/32

STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The Company is a Delaware corporation with its principal executive offices located at 1101 Fifth Avenue, Suite 200, San Rafael, CA 94901.

     According to the Company 10-K, the Company through its wholly-owned subsidiary, Oacis Healthcare Systems, Inc., develops, markets, licenses, installs and supports clinical information systems primarily for major medical centers, large hospitals and integrated healthcare delivery networks.

     Selected Consolidated Financial Data. The following selected consolidated financial data relating to the Company and its subsidiaries has been taken or derived from the audited financial statements contained in the Company 10-K and the unaudited financial statements contained in the Company's quarterly reports on Form 10-QSBs for its fiscal quarters ended September 30, 1997 and 1998 (the "Company 10-Qs"), respectively. More comprehensive financial information is included in such Company 10-K and Company 10-Qs and the other documents filed by the Company with the Securities and Exchange Commission (the "Commission"), and the financial data set forth below is qualified in its entirety by reference to such reports and other documents and all of the financial statements and notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                        OACIS HEALTHCARE HOLDINGS CORP.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,
                                              (UNAUDITED)           YEAR ENDED DECEMBER 31,
                                           ------------------    -----------------------------
                                            1998       1997       1997       1996       1995
                                           -------    -------    -------    -------    -------
                                            (AMOUNTS IN THOUSANDS, EXCEPT NET LOSS PER SHARE)
REVENUES:
  Software licenses......................  $10,508    $ 7,118    $10,291    $ 7,887    $ 3,388
  Installation and Support services......    7,033      6,045      8,232      6,626      5,825
  Third party hardware and software......    2,606      4,439      6,442      5,931      4,341
                                           -------    -------    -------    -------    -------
          Total revenues.................   20,147     17,602     24,965     20,444     13,554
                                           -------    -------    -------    -------    -------
COST OF REVENUES:
  Software licenses......................      854        535        917        252        124
  Installation and Support services......    5,089      4,931      6,645      5,610      5,237
  Third party hardware and software......    2,182      3,839      5,583      4,519      3,759
                                           -------    -------    -------    -------    -------
          Total cost of revenues.........    8,125      9,305     13,145     10,381      9,120
                                           -------    -------    -------    -------    -------
Gross profit.............................   12,022      8,297     11,820     10,063      4,434
                                           -------    -------    -------    -------    -------
OPERATING EXPENSES:
  Sales and marketing....................    5,813      4,768      6,782      5,614      4,874
  Research and development...............    4,951      4,733      6,109      6,375      6,080
  General and administrative.............    2,947      2,680      3,638      3,491      2,681
  Restructuring charge...................       --         --        520         --         --
                                           -------    -------    -------    -------    -------
          Total Operating expenses.......   13,711     12,181     17,049     15,480     13,635
                                           -------    -------    -------    -------    -------
Income (loss) from operations............   (1,689)    (3,884)    (5,229)    (5,417)    (9,201)
Interest income (expense), net...........      453        832      1,098        844       (123)
                                           -------    -------    -------    -------    -------
Net income (loss)........................  $(1,236)   $(3,052)   $(4,131)   $(4,573)   $(9,324)
                                           =======    =======    =======    =======    =======
Net loss per share:
  Basic..................................  $ (0.12)   $ (0.30)   $ (0.41)   $ (0.67)   $ (5.48)
  Diluted................................    (0.12)     (0.30)     (0.41)     (0.67)     (5.48)

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the Commission or otherwise publicly available. Although neither Purchaser nor Parent have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser or Parent.

     The Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at the regional offices of the Commission in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661). Such material may also be obtained from the Commission's web site at http://www.sec.gov. Copies of such material should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the offices of Nasdaq National Market operations, 1735 K Street, N.W., Washington D.C. 20006.

     1998 Earnings Release. On February 22, 1999 the Company issued a press release reporting certain fourth quarter and 1998 full year financial results. The Company reported revenue for the fourth quarter ended December 31, 1998 of $7.3 million, compared to $7.4 million in the fourth quarter of 1997. Revenue for the year ended December 31, 1998 totaled $27.5 million, compared to $25.0 million in 1997. The Company also reported net income for the 1998 fourth quarter of $0.4 million compared to a net loss of $1.1 million for the fourth quarter 1997, which included a one-time restructuring charge of $0.5 million. For the twelve months ended December 31, 1998, the Company reported a net loss of $0.8 million, compared with a net loss of $4.1 million for the prior year, which included a one time restructuring charge of $0.5 million.

     Projected Financial Information. In the course of the discussions between representatives of Parent and the Company (see Section 10) certain projections of future operating performance were furnished to Parent's representatives. Set forth below is a summary of such projections. These projections should be read together with the financial statements of the Company referred to herein.

                        OACIS HEALTHCARE HOLDINGS CORP.

                        PROJECTED FINANCIAL INFORMATION

                                                 FISCAL YEAR ENDING DECEMBER 31, 1999
                                                ---------------------------------------
                                                        (AMOUNTS IN THOUSANDS,
                                                     EXCEPT NET INCOME PER SHARE)
Revenues......................................                  $48,800
Cost of revenues..............................                   21,800
Operating expenses............................                   20,300
Income from operations before income taxes....                    6,700
Net income....................................                    4,300
Net income per share(1).......................                     0.37

---------------
(1) The Company's projections are based on 11,650,000 weighted average Shares outstanding.

     THE FOREGOING PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS, AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THEY WERE PROVIDED TO PARENT. THE INCLUSION OF THESE PROJECTIONS SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, PURCHASER, THE COMPANY, THEIR RESPECTIVE ADVISORS OR THE DEALER MANAGER CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NEITHER PARENT, PURCHASER NOR THE COMPANY, NOR ANY OF THEIR FINANCIAL ADVISORS NOR THE DEALER MANAGER ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF THESE PROJECTIONS. NONE OF PARENT, PURCHASER, THE COMPANY, THEIR RESPECTIVE ADVISORS OR THE DEALER MANAGER HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON

REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY AND MANY OF WHICH ARE DESCRIBED IN MORE DETAIL UNDER ITEM 6, "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS", IN THE COMPANY 10-K. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN.

     8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT. Purchaser is a Delaware corporation incorporated on February 17, 1999 and to date has engaged in no activities other than those incident to its formation, the execution and delivery of the Merger Agreement and each Stockholder Agreement and the commencement of the Offer. Purchaser is a wholly-owned subsidiary of Parent. The principal executive offices of Purchaser are located at 10260 Campus Point Drive, San Diego, California 92121.

     Parent is a Delaware corporation. It is principally engaged in providing diversified professional and technical services and in designing, developing and manufacturing high-technology products. A large part of Parent's technical services and products are sold to departments and agencies of the U.S. Government. The balance of Parent's sales are made to foreign, state and local governments, commercial customers and others.

     The principal executive offices of Parent are located at 10260 Campus Point Drive, San Diego, California 92121. The name, business address, principal occupation or employment, five year employment history and citizenship of each director and executive officer of Parent and Purchaser are set forth on Schedule I hereto.

     The following selected consolidated financial data relating to Parent and its subsidiaries has been taken or derived from the audited financial statements contained in Parent's annual report on Form 10-K for the fiscal years ended January 31, 1997 and 1998 (the "Parent 10-Ks") and the unaudited financial statements contained in Parent's quarterly reports on Form 10-Q for its fiscal quarters ended October 31, 1997 and 1998. More comprehensive financial information is included in such Parent 10-Ks, quarterly reports and the other documents filed by Parent with the Commission, and the financial data set forth below is qualified in its entirety by reference to such Parent 10-Ks, quarterly reports and other documents and all of the financial statements and notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to the Company in Section 7.

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                            NINE MONTHS
                                         ENDED OCTOBER 31,
                                            (UNAUDITED)                    YEAR ENDED JANUARY 31,
                                   ------------------------------   ------------------------------------
                                         1998             1997         1998         1997         1996
                                   -----------------   ----------   ----------   ----------   ----------
                                             (AMOUNTS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
INCOME STATEMENT DATA
  Revenues.......................     $3,427,368       $2,039,896   $3,089,351   $2,402,224   $2,155,657
  Cost of revenues...............      2,705,293        1,783,205    2,623,339    2,094,447    1,875,183
  Income before income taxes.....        225,948           99,076      158,493      113,209      102,314
  Net income.....................        117,307           54,492       84,794       63,680       57,296
  Earnings per share(1):
  Basic..........................           2.11             1.07         1.65         1.30         1.19
  Diluted........................           1.95             1.01         1.55         1.23         1.14
  Common equivalent shares:
  Basic..........................         55,088           51,001       51,349       49,157       48,143
  Diluted........................         59,609           54,195       54,806       51,738       50,285

                                              OCTOBER 31,
                                              (UNAUDITED)                     JANUARY 31,
                                        ------------------------   ----------------------------------
                                           1998          1997         1998         1997        1996
                                        -----------   ----------   ----------   ----------   --------
                                                           (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA
  Current assets......................  $1,343,425    $  973,007   $1,175,800   $  711,215   $594,227
  Total assets........................   2,567,408     1,288,870    2,415,234    1,012,462    859,290
  Current liabilities.................   1,052,049       548,730    1,081,212      440,662    367,042
  Working capital.....................     291,376       424,277       94,588      270,553    227,185
  Long-term debt......................     138,250        29,447      145,958       15,227     15,592
  Deferred income taxes and other
     long-term liabilities............     385,712        42,464      425,618       29,114     18,524
  Stockholders' equity................     980,390       663,811      754,778      527,459    458,132

---------------
(1) Earnings per share has been restated for 1997 and 1996 to conform with the new Statement of Financial Accounting Standards No. 128, "Earnings per Share." Parent has never declared or paid cash dividends on its capital stock and no cash dividends are presently contemplated.

     Parent is subject to the informational filing requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Parent. Such reports, proxy statements and other information should be available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 7.

     Except as described in this Offer to Purchase, (i) neither Parent nor Purchaser nor, to the best of their knowledge, any of the persons listed in
Schedule I hereto, nor any associate or majority-owned subsidiary of any of the foregoing beneficially owns, or has any right to acquire, directly or indirectly, any Shares and (ii) neither Parent nor Purchaser nor, to the best of their knowledge, any of the persons or entities referred to above or any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in Shares during the past 60 days.

     Except as described in this Offer to Purchase, neither Parent nor Purchaser nor, to the best of their knowledge, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since February 1, 1996, neither Parent, Purchaser nor, to the best of their knowledge, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors, or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since February 1, 1996, there have been no contacts, negotiations or transactions between Parent, Purchaser or any of their subsidiaries or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Purchaser to purchase Shares pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $54.9 million. Purchaser will obtain such funds through a capital contribution from Parent. Parent will obtain such funds from its general corporate funds.

     10. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY. In early 1994, representatives of Bell Atlantic contacted representatives of Parent to determine whether Parent was interested in acquiring Bell Atlantic's subsidiary, Bell Atlantic Healthcare Systems, Inc. Although Parent entered into a non-binding letter of intent with Bell Atlantic with respect to a possible acquisition, Parent ultimately elected not to pursue the acquisition.

     On April 19, 1994, HCS Holdings Corp. acquired all of the stock of Bell Atlantic Healthcare Systems, Inc. for $7 million in cash. After the acquisition, Bell Atlantic Healthcare Systems, Inc. was renamed Oacis Healthcare Systems, Inc. and HCS Holdings Corp. was renamed Oacis Healthcare Holdings Corp.

     During the years following the acquisition, Parent and the Company entered into a range of commercial relationships, including an agreement between Parent and Oacis Healthcare Systems, Inc. (the "License Agreement") dated January 29, 1996 pursuant to which Parent licensed to Oacis Healthcare Systems, Inc. certain technology which is currently marketed under the name "Enterprise Member Patient Index" or "EMPI" and which was at the time being developed by Parent. In consideration of the grant of the license and in accordance with the License Agreement the Company made one payment in the amount of $400,000 in 1997 and one payment in the amount of $300,000 in 1998 to Parent.

     On August 7, 1998, Tracy Trent, Group Senior Vice President of Parent, met with Jim McCord, the Company's Chief Executive Officer, to discuss various aspects of the commercial relationships between Parent and the Company.

     In mid-October, 1998 Covington informed Parent that the Company was exploring strategic alternatives and inquired as to Parent's potential interest in acquiring the Company. On November 4, 1998, Parent and the Company entered into a non-disclosure agreement and Parent began its due diligence review of the Company.

     On November 24, 1998, the Company's management team made a presentation to a group of executives of Parent.

     Throughout the remainder of November and December, representatives of Parent, the Company and Covington held discussions regarding a range of financial and operational aspects of a potential acquisition transaction. In addition, Parent indicated to the Company that it would proceed with an acquisition of the Company only if certain principal stockholders of the Company executed agreements pursuant to which such stockholders would agree, among other things, to support any acquisition of the Company by Parent.

     Between January 5, 1999 and January 8, 1999, representatives of Parent and the Company had further discussions concerning the proposed structure of a possible acquisition. On January 8, 1999, the Board of Directors of Parent initially considered the possible acquisition of the Company and gave tentative approval for Parent to enter into formal negotiations with the Company.

     On January 15, 1999, Parent and the Company entered into an agreement (the "Exclusivity Agreement") requiring the Company to cease all discussions and negotiations with other parties and, subject to certain exceptions, to negotiate exclusively with Parent until no later than February 15, 1999. The Exclusivity Agreement also provided that the Company would reimburse Parent for expenses incurred by Parent in the event the Company failed to engage in good faith negotiations or if, in accordance with the fiduciary duties of the Company's Board of Directors, the Company engaged in discussions with another potential bidder. On February 13, 1999, the Company extended the exclusivity period from February 15, 1999 to February 19, 1999. During this period, Parent and the Company continued negotiations, and Parent continued its due diligence investigation.

     On February 11, 1999, the Executive Committee of Parent's Board of Directors (the "Executive Committee") held a meeting by teleconference to consider further the potential acquisition of the Company. At such meeting, the Executive Committee approved an acquisition of the Company by Parent, subject to the final approval of the terms and conditions of the transaction by J. Robert Beyster, Chairman, Chief Executive Officer and President of Parent.

     Between January 15, 1999 and February 21, 1999, Parent conducted additional due diligence and the Company, Covington, Cooley Godward LLP, the Company's counsel ("Company Counsel"), Parent and Davis Polk & Wardwell, Parent's counsel, had numerous discussions and continued negotiations with respect to the purchase price, the draft of the definitive agreement, employment-related issues and other material terms and conditions of the transaction.

     On February 20, 1999, Dr. Beyster met with, among others, management members of the Parent's Health Solutions Group to discuss further the terms and conditions of the transaction and the resolution of certain due diligence items and, based upon such discussions, approved the Merger Agreement, the Stockholder Agreements and other related documents.

     On February 21, 1999, the Merger Agreement and the Stockholder Agreements were executed. The transaction was publicly announced on February 22, 1999.

     11. THE MERGER AGREEMENT; OTHER ARRANGEMENTS.

MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Schedule 14D-1. Such summary is qualified in its entirety by reference to the Merger Agreement.

     The Offer. The Merger Agreement provides for the making of the Offer. The obligation of Purchaser to accept for payment or pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 16. Purchaser has agreed that no change in the Offer may be made which changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to the Minimum Condition and those conditions described in Section 16. Purchaser may, without the consent of the Company, (i) extend the Offer, if at any scheduled or extended expiration date of the Offer any of the conditions set forth in Section 16 below or the Minimum Condition is not satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or any period required by applicable law and (iii) extend the Offer on one or more occasions, if on such expiration date there has not been validly tendered in accordance with the term of the Offer and not withdrawn at least a majority of the outstanding Shares. For a description of Purchaser's right to extend the period of time during which the Offer is open and to amend, delay or terminate the Offer, see Sections 15 and 16.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, at the time at which the Company and Purchaser file a Certificate of Merger with the Secretary of State of the State of Delaware (the "Certificate of Merger") or at such later time as is specified in the Certificate of Merger (the "Effective Time"), Purchaser shall be merged with and into the Company in accordance with Delaware Law. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will be the Surviving Corporation.

     At the Effective Time, (i) each Share held in the treasury of the Company or owned by Parent or any Subsidiary thereof (including Purchaser) shall be canceled, and no payment shall be made with respect thereto; (ii) each share of common stock of Purchaser then outstanding shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and (iii) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in (i) above and except Shares as to which appraisal rights have been properly exercised under Delaware Law, be converted into the right to receive $4.45 per Share in cash, without interest (the "Merger Consideration").

     At the Effective Time, the certificate of incorporation of Purchaser in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be "Oacis Healthcare Holdings Corp." The bylaws of Purchaser in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

     Stock Options. The Merger Agreement provides that at the Effective Time, each option to purchase Shares outstanding under any employee stock option or compensation plan or arrangement of the Company (other than the Company's 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan")), whether or not such option is then yet vested or exercisable, shall be canceled and Parent will pay the option holder in cash at the Effective Time for each option an amount determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such option by (ii) the number of Shares to which such option relates.

     Employee Stock Purchase Plan. The Merger Agreement provides that as of the Effective Time, the Stock Purchase Plan shall be terminated. Parent shall pay each participant under such Stock Purchase Plan in cash at the Effective Time an amount determined by multiplying (i) the Merger Consideration per Share by (ii) the number of shares such participant could have purchased under the Stock Purchase Plan based on his or her account balance under such Stock Purchase Plan immediately prior to the Effective Time. After the Effective Time, employees of the Company will be eligible to participate in Parent's 1998 Employee Stock Purchase Plan.

     Stockholder Meeting; Proxy Material. The Merger Agreement provides that the Company shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable following the consummation of the Offer for the purpose of voting on the approval and adoption of the Merger Agreement, unless a vote is not required under Delaware Law. Subject to fiduciary obligations under applicable law as advised in writing by Company Counsel, the Board of Directors of the Company shall recommend such approval and adoption of the Merger Agreement. In connection with such meeting, the Company will (a) promptly prepare and file with the Commission, will use its best efforts to have cleared by the Commission and will thereafter mail to its stockholders as promptly as practicable the Company's proxy statement and all other proxy materials for such meeting, (b) use its best efforts to obtain the necessary approvals by its stockholders of the Merger Agreement and the Merger and (c) otherwise comply with all legal requirements applicable to such meeting.

     Dissenting Shares. Notwithstanding any provision of the Merger Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into the right to receive the consideration otherwise payable in the Merger, unless such stockholder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such stockholder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the consideration otherwise payable in the Merger. The Company shall give Parent prompt notice of any demands received by the Company for the appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     Agreements of Parent, Purchaser and the Company. The Merger Agreement provides that effective upon acceptance for payment by Purchaser pursuant to the Offer of a number of Shares that satisfies the Minimum Condition, Parent shall be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this paragraph) multiplied by (ii) the percentage that the number of Shares beneficially owned by Parent (including Shares accepted for payment) bears to the total number of Shares outstanding. The Company has agreed in the Merger Agreement to take all actions necessary to cause Parent's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors. The Company will use its best efforts to cause individuals designated by Parent to constitute the same percentage as such individuals represent on the Company's Board of Directors of (a) each committee of the Board and (b) each board of directors (and committee thereof) of each Subsidiary. Notwithstanding the foregoing, the Company shall use its best efforts to cause at least two members of the Company's Board of Directors as of the date of the Merger Agreement who are not employees of the Company to remain members of the Board of Directors until the Effective Time.

     If Parent exercises its right to designate directors, Parent currently intends to designate one or more of the following persons to serve as directors of the Company: J. Robert Beyster, David A. Cox, John E. Glancy, William A. Roper, Jr., Tracy Trent, Peter N. Pavlics, Douglas E. Scott, J. Dennis Heipt, Kevin A. Werner. The foregoing information and certain other information contained in this Offer to Purchase and Schedule I hereto and in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") being mailed to stockholders herewith are being provided in accordance with the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

     Pursuant to the Merger Agreement, the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable following consummation of the Offer for the purpose of voting on the approval and adoption of the Merger Agreement, unless a vote shall not be required under Delaware Law. The directors of the Company shall, except as may be required in order to comply with the fiduciary duties of the Board of Directors under applicable law, recommend approval and adoption of this Agreement by the Company's stockholders.

     The Merger Agreement provides that the Company will promptly prepare and file with the Commission under the Exchange Act a proxy statement relating to the Company Stockholder Meeting (the "Company Proxy Statement"). The Company has agreed to use its best efforts to obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated thereby and to otherwise comply with all legal requirements applicable to the Company Stockholder Meeting.

     The Merger Agreement provides that, during the period from the date of the Merger Agreement and until the Effective Time, the Company and the Subsidiaries (as hereinafter defined) shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. In addition, from the date of the Merger Agreement until the Effective Time:

          (a) the Company will not adopt or propose any change in its Certificate of Incorporation or bylaws;

          (b) the Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire a material amount of assets of any other Person (as hereinafter defined);

          (c) the Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

          (d) the Company will not, and will not permit any Subsidiary to, settle or compromise any suit or claims or threatened suit or claim relating to the transactions contemplated by the Merger Agreement;

          (e) the Company will not, and will not permit any Subsidiary to (i) take, agree or commit to take any action that would make any representation and warranty of the Company contained in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any time; and

          (f) the Company will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing.

     "Person" means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof and "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company.

     The Company has agreed in the Merger Agreement that, from the date of the Merger Agreement until the termination thereof, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as hereinafter defined) or (ii) except as may be required, in response to an unsolicited bona fide written Acquisition Proposal, in order to comply with the fiduciary duties of the Board of Directors of the Company under applicable law as advised in writing by Company Counsel, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person. The Company has agreed that it will promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the relevant Acquisition Proposal and set forth the material terms thereof) Parent after (i) the Company has received any Acquisition Proposal, (ii) the Company has been advised that any Person is considering making an Acquisition Proposal or (iii) the Company has received any request for nonpublic information relating to the Company or any Subsidiary, or for access to the properties, books or records of the Company or any Subsidiary, by any Person. The Company has agreed to keep Parent fully informed of the status and details of any such Acquisition Proposal or request. In addition, the Company has agreed that it shall not engage in negotiations with, or disclose any nonpublic information to, any such Person unless it receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than the Mutual Non-Disclosure Agreement (as hereinafter defined) between Parent and the Company. The Company has further agreed that it shall, and shall cause its Subsidiaries and the Company's directors, officers, employees, financial advisors and other agents or representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal. "Acquisition Proposal" means any offer or proposal for a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by the Merger Agreement; however, Acquisition Proposal shall not include sales of products or services made in the ordinary course of business consistent with past practices.

     Parent, Purchaser and the Company have agreed that for six years after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's Certificate of Incorporation and bylaws in effect on the date of the Merger Agreement, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. In addition, Parent has agreed that for six years after the Effective Time, Parent will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement. Parent will not be obligated to cause the Surviving Corporation to pay premiums in excess of 150% of the amount per annum the Company paid in the twelve months ended December 31, 1998, which is $140,431.

     Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties thereto including representations by the Company as to its corporate existence and power, corporate authorization, governmental authorization, non-contravention, capitalization, subsidiaries, Commission filings, financial statements, disclosure documents, absence of certain changes, certain material contracts, absence of undisclosed material liabilities, litigation, taxes, employee matters, compliance with laws, finders' fees, patents and other proprietary rights, real property, environmental matters and year 2000 compliance.

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) if required by Delaware Law, the Merger Agreement shall have been adopted by the stockholders of the Company in accordance with such law;

          (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

          (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

          (d) Parent shall have purchased Shares pursuant to the Offer.

     Termination. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the Merger Agreement by the stockholders of the
Company:

          (a) by mutual written consent of the Company and Parent;

          (b) by either the Company or Parent, if the Offer has not been consummated by June 30, 1999;

          (c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Offer or the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

          (d) by Parent, if the Merger Agreement shall not have been approved and adopted by a majority of the Shares entitled to vote as required under Delaware Law by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

          (e) by Parent, in the event of any breach by any stockholder of any of such stockholder's obligations under any of the Stockholder Agreements;

          (f) by Parent, if (i) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement with respect to any Acquisition Proposal, or (ii) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent such Board approval or recommendation of the Offer or the Merger;

          (g) by Parent, if the Company shall have breached or failed to observe or perform certain representations or obligations under the Merger Agreement; or

          (h) by the Company, upon payment to Parent of a fee (as described below under "Fees and Expenses"), if prior to a duly called meeting of the stockholders of the Company for the purpose of voting on the approval and adoption of the Merger Agreement, the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer or the Merger in order to permit the Company to execute an agreement in connection with an Acquisition Proposal with respect to the Company which the Board of Directors of the Company determines in good faith (based on the presentation of an investment banking firm of national reputation) to be more favorable to the Company's stockholders than the Merger.

     In the event of the termination of the Merger Agreement, the Merger Agreement provides that it will become void and of no effect with no liability thereunder on the part of any party thereto except that (a) the provisions of the Merger Agreement related to fees and expenses (as described below under "Fees and Expenses") and certain other provisions of the Merger Agreement shall survive termination and (b) no such termination shall relieve any party of any liability or damages resulting from any breach by that party of the Merger Agreement.

     Fees and Expenses. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such costs and expenses. Notwithstanding the above, the Merger Agreement provides that the Company shall pay Parent a fee in immediately available funds equal to $2,500,000 promptly, but in no event later than two business days, if:

          (i) the Merger Agreement is terminated in accordance with clauses (e) through (h) under "Termination" above; or

          (ii) (A) prior to the termination of the Merger Agreement, an Acquisition Proposal is commenced, publicly proposed or publicly disclosed and (B) the Merger Agreement is terminated pursuant to (b) or (d) under "Termination" above.

     Amendments; No Waivers. The Merger Agreement provides that any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Purchaser or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of the Merger Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

     The Merger Agreement also provides that failure or delay by any party in exercising any right, power or privilege under the Merger Agreement shall not operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Merger Agreement are cumulative and not exclusive of any rights or remedies provided by law.

THE STOCKHOLDER AGREEMENTS

     The following is a summary of the Stockholder Agreements entered into between Purchaser and the following stockholders of the Company: Information Partners Capital Fund, L.P., BCIP Associates, BCIP Trust Associates, L.P., Sutter Hill Ventures, InterWest Partners V, L.P., IMS Health Incorporated, Sequoia

Capital Growth Fund, Sequoia Technology Partners III, WPG Enterprise Fund II, L.L.C., and Weiss, Peck & Greer Venture Associates III, L.L.C. (each a "Stockholder"), copies of which are filed as Exhibits to the Schedule 14D-1. The following summary is qualified in its entirety by reference to the Stockholder Agreements.

     Agreement to Tender. Pursuant to the Stockholder Agreements, each Stockholder irrevocably and unconditionally agrees to validly tender (and not withdraw), pursuant to and in accordance with the terms of the Offer, all of the shares of capital stock of the Company that such Stockholder beneficially owns as of the date of the Stockholder Agreement as well as any additional shares of capital stock of the Company that such Stockholder may beneficially own, whether acquired by purchase, exercise of options or otherwise, at any time after the date of the Stockholder Agreement and prior to the expiration of the Offer, as the expiration of the Offer may be extended from time to time (the "Stockholder Shares"). Within five business days after the commencement of the Offer, such Stockholder shall deliver to the Depositary (i) a letter of transmittal with respect to the Stockholder Shares complying with the terms of the Offer, (ii) certificates representing all of the Stockholder Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer.

     Voting Agreements. Pursuant to the Stockholder Agreements, each Stockholder irrevocably and unconditionally agrees to vote or cause to be voted all shares that such Stockholder is entitled to vote at the time any vote of the stockholders of the Company is taken on such matters in favor of the approval and adoption of the Merger Agreement and in favor of the transactions contemplated thereby and (ii) against any (A) Acquisition Proposal (other than the Merger), (B) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (C) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (D) other matter relating to, or in connection with, any of the matters referred to in clause (A), (B) or (C) above.

     Grant of Proxy. Pursuant to the Stockholder Agreements, each Stockholder irrevocably and unconditionally grants a proxy appointing Purchaser as such Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by the section on "Voting Agreement" above as Purchaser or its proxy or substitute shall, in Purchaser's sole discretion, deem proper with respect to the Shares.

     Other Offers. According to the Stockholder Agreements, from the date thereof until the termination thereof, each Stockholder and the officers, directors, employees or other agents of such Stockholder will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to any Person. Stockholder will promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the relevant Acquisition Proposal and set forth the material terms thereof) Purchaser after
(i) such Stockholder has received any Acquisition Proposal, (ii) such Stockholder has been advised that any Person is considering making an Acquisition Proposal, or (iii) such Stockholder has received any request for nonpublic information relating to the Company or any Subsidiary, or for access to the properties, books or records of the Company or any Subsidiary, by any Person. Stockholder will keep Purchaser fully informed of the status and details of any such Acquisition Proposal or request. Stockholder shall, and shall cause its directors, officers, employees, financial advisors and other agents or representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted heretofore with respect to any Acquisition Proposal.

     Representations and Warranties. The Stockholder Agreements contain customary representations and warranties of the parties thereto.

     No Proxies for or Encumbrances on Stockholder Shares. Except pursuant to the terms of the Stockholder Agreements, each Stockholder agrees that, without the prior written consent of Purchaser, such Stockholder will not, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber, mortgage or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance, mortgage or other disposition of, any Stockholder Shares during the term of the Stockholder Agreements.

     Appraisal Rights. Each Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Stockholder Shares which may arise with respect to the Merger.

     Amendments; Termination. Any provision of the Stockholder Agreements may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party or in the case of a waiver, by the party against whom the waiver is to be effective. Each Stockholder Agreement will terminate on the earlier to occur of the consummation of the Merger or 18 months after the date of the Stockholder Agreement.

EMPLOYMENT MATTERS

     On February 19, 1999, Parent concluded retention letter agreements (the "Retention Letter Agreements") with several employees of the Company, namely with Louis Bunz, John Churin, Louis Delzompo, Stephen Ghiglieri, Jim Kennick, Richard Larsen, Jim McCord, and Lee Ann Slinkard. The agreements provide for, among other things, the employee's 1999 salary, guaranteed bonus and employee benefits as well as a special retention package. On February 19, 1999 and February 20, 1999 Parent also concluded non-solicitation agreements (the "Non-Solicitation Agreements") with the employees named above, which provide, among other things, that, if the employee ceases to be employed by the Company or by Parent, the employee shall not solicit any person employed by the Company or by Parent to terminate such person's employment. On February 20, 1999, the Company, Oacis Healthcare Systems, Inc. and John Kingery entered into an amendment to executive severance benefits agreement (the "Amendment to Executive Severance Benefits Agreement") providing for, among other things, termination of Mr. Kingery's employment with the Company and payment to him of severance in the gross amount of $325,000. Copies of the Retention Letter Agreements, the Non-Solicitation Agreements and the Amendment to Executive Severance Benefits Agreement are filed as Exhibits to the Schedule 14D-1 and the foregoing summary is qualified in its entirety by reference to the agreements.

MUTUAL NON-DISCLOSURE AGREEMENT

     Parent and the Company executed a mutual non-disclosure agreement on November 4, 1998 (the "Mutual Non-Disclosure Agreement"). Each party has agreed therein that at all times until termination or expiration of the Mutual Non-Disclosure Agreement it will hold in strict confidence and not disclose to any third party confidential information of the other party, except as approved in writing by such other party, and will use confidential information for no purpose other than evaluating or pursuing a business relationship with the other party. A copy of such agreement is filed as an Exhibit to the Schedule 14D-1 and the foregoing summary is qualified in its entirety by reference to such agreement.

EXCLUSIVITY AGREEMENT

     In the Exclusivity Agreement entered into on January 15, 1999 by Parent and the Company, the Company, subject to certain exceptions, agreed to negotiate exclusively with Parent with respect to a possible acquisition of the Company until February 15, 1999. The Exclusivity Agreement also provided that the Company would reimburse Parent for expenses incurred by Parent in the event the Company failed to engage in good faith negotiations or if, in accordance with the fiduciary duties of the Company's Board of Directors, the Company engaged in discussions with another potential bidder. On February 13, 1999, the Company extended the exclusivity period from February 15, 1999 to February 19, 1999. A copy of such agreement and the amendment letter are filed as Exhibits to the
Schedule 14D-1 and the foregoing summary is qualified in its entirety by reference to such agreement and amendment.

     12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

     In connection with its consideration of the Offer, Purchaser has made a preliminary review, and will continue to review, on the basis of available information, various possible business strategies that it might consider in the event that it acquires control of the Company. Such strategies are expected to include the integration of certain assets or lines of business of the Company with those of Purchaser. If Purchaser acquires Shares pursuant to the Offer, and depending upon the number of Shares so acquired, Purchaser intends to conduct a detailed review of the Company and its assets, businesses, operations, properties, policies, corporate structure, capitalization and the responsibilities and qualifications of the Company's management and personnel and consider what, if any, changes Purchaser deems desirable in light of the circumstances which then exist.

     The Board of Directors of the Company has approved and adopted the Merger and the Merger Agreement. Depending upon the number of Shares purchased by Purchaser pursuant to the Offer, the Board may be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholder's meeting convened for that purpose in accordance with Delaware Law. If stockholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting.

     If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to approve the Merger Agreement at the Company Stockholder Meeting without the affirmative vote of any other stockholder. If Purchaser acquires at least 90% of the Shares pursuant to the Offer, the Merger may be consummated without a stockholders' meeting and without the approval of the Company's stockholders. Under Delaware Law, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company may have the right to dissent and demand appraisal of their Shares under Delaware Law. Dissenting stockholders who comply with the applicable statutory procedures under Delaware Law will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share paid in such a merger or other similar business combination. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer.

     In addition, several decisions by Delaware courts have held that, in certain circumstances a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     On February 20, 1999, John Kingery, Fred Goad, Dennis Sisco and Jim McCord resigned from the Company's Board of Directors effective upon the purchase of the Shares tendered in the Offer. In addition, the Stockholder Agreements provide that each stockholder party to such agreement shall cause all directors affiliated with such stockholder to resign from the Company's Board of Directors upon the consummation of the Offer. Such resignations are sufficient for Parent to designate up to eight out of nine directors of the Company following the consummation of the Offer.

     Except as described above or elsewhere in this Offer to Purchase, Purchaser has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation or relocation of any operations), any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's Board of Directors or management, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

     13. EFFECT OF THE OFFER ON THE MARKET FOR SHARES; STOCK QUOTATIONS; REGISTRATION UNDER THE EXCHANGE ACT. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer price.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in the Nasdaq National Market, the market for the Shares could be adversely affected. According to Nasdaq's published listing requirements, in order for the Shares to be eligible for continued inclusion in the Nasdaq National Market, there must continue to be, among other things, a public float of 750,000 shares, held by at least 400 stockholders (round lot holders), with a market value of at least $5 million. If the Shares were no longer eligible for inclusion in the Nasdaq National Market, they may nevertheless continue to be included in the Nasdaq SmallCap Market unless, among other things, the public float was less than 500,000 shares, or there were fewer than 300 stockholders (round lot holders) in total, or the market value of public float was less than $1 million. If the Shares are no longer eligible for inclusion in the Nasdaq National Market or the Nasdaq SmallCap Market, the Shares might still be quoted on the OTC Bulletin Board.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14 in connection with a stockholder's meeting and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing or Nasdaq reporting. Purchaser intends to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

     14. DIVIDENDS AND DISTRIBUTIONS. If on or after February 21, 1999, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on February 21, 1999 of employee stock options), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire any of the foregoing, then, without prejudice to Purchaser's rights under Sections 15 and 16, Purchaser may, in its sole discretion, make such adjustments in the purchase price and other terms of the Offer as it deems appropriate including the number or type of securities to be purchased.

     If, on or after February 21, 1999, the Company should declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase any securities) that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Sections 15 and 16,
(i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or
(b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

     The Merger Agreement prohibits the Company from taking any of the foregoing actions without Parent's consent.

     15. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. Purchaser reserves the right, at any time or from time to time, in its sole discretion and regardless of whether or not any of the conditions specified in Section 16 shall have been satisfied, (i) to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension or (ii) subject to the terms of the Merger Agreement, to amend the Offer in any respect by making a public announcement of such amendment. There can be no assurance that Purchaser will exercise its right to extend or amend the Offer.

     If Purchaser decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of 10 business days. If Purchaser makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow stockholders to consider the amended terms of the Offer. In a published release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to security holders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The term "business day" shall mean any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     Purchaser also reserves the right, in its sole discretion, in the event any of the conditions specified in Section 16 shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

     If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in Section 3. The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

     Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, Purchaser will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

     16. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, subject to the terms of the Merger Agreement, Purchaser is not required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate the Offer, if (i) the Minimum Condition has not been satisfied by June 30, 1999, (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated by June 30, 1999, or (iii) at any time on or after February 21, 1999 and prior to the acceptance for payment of Shares, any of the following conditions exist:

          (a) there shall be threatened, instituted or pending any action, suit, investigation or proceeding (collectively a "Proceeding") (1) by any Person, foreign or domestic (except a government or governmental authority or agency, domestic or foreign (each, a "Governmental Authority")), if there is a reasonable possibility that such Proceeding will be decided in such Person's favor or (2) by any Governmental Authority, in any case, before any court or governmental authority or agency, domestic or foreign,
     (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares pursuant to the Offer or the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (ii) seeking to restrain or prohibit Parent's ownership or operation (or that of its subsidiaries or Affiliates, as hereinafter defined) of all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or to compel Parent or any of its subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Parent or any of its subsidiaries or Affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or Affiliates on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Parent or any of its subsidiaries or Affiliates of any Shares, or (v) that otherwise would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as hereinafter defined) on the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole; or

          (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

          (c) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true when made or at any time prior to consummation of the Offer as if made at and as of such time; provided, however, that in the event that the Company's representations regarding year 2000 compliance are not true, then Parent shall be required to accept for payment and pay for all Shares validly tendered and not withdrawn, so long as the Company has (i) cured such inaccuracy prior to the consummation of the Offer or (ii) demonstrated to Parent that such inaccuracy can be cured without having a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; or

          (d) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal or the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent the Board's approval or recommendation of the Offer or the Merger; or

          (e) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent, the Purchaser or any Affiliate thereof) shall have acquired beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of a majority of the outstanding Shares through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 50% of the Shares; or

          (f) the Merger Agreement shall have been terminated in accordance with its terms,

which in the reasonable judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment. "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise and a "Material Adverse Effect" is a circumstance which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company and the Subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, as the case may be.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Parent and Purchaser in whole or in part at any time and from time to time in their discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.

     17. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. Purchaser is not aware of any material pending legal proceeding relating to the Offer. Based on its examination of publicly available information filed by the Company with the Commission and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes" below, such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See
Section 16.

     State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between Purchaser or any of its affiliates and the Company and has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, Purchaser believes that there are reasonable bases for contesting such laws.

     In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other merger or business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Sections 15 and 16.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

     Pursuant to the requirements of the HSR Act, Purchaser expects to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on or about March 8, 1999. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is expected to expire at 11:59 P.M., New York City time, 15 days after the such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 P.M., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

     A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the applicable 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or early termination of the applicable waiting period under the HSR Act. See Section 16. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 3. If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

     The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 16 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions and Section 11 for termination rights in connection with certain proceedings.

     Appraisal Rights. If the Merger is consummated, stockholders of the Company may have the right to dissent and demand appraisal of their Shares under Delaware Law. See Section 12. Under Delaware Law, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer, the consideration per Share to be paid in the Merger and the market value of the Shares, including asset values and the investment value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

     Other. Based upon Purchaser's examination of publicly available information concerning the Company, it appears that the Company and its Subsidiaries conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, Purchaser will seek further information regarding the applicability of any such laws and currently intends to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken prior to completion of the Offer by any such government or governmental authority, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Sections 15 and 16.

     18. FEES AND EXPENSES. Merrill Lynch is acting as Dealer Manager in connection with the Offer. Parent and Purchaser have agreed to pay the Dealer Manager reasonable and customary compensation in connection with the Offer. In addition, Parent and Purchaser have agreed to indemnify Merrill Lynch against certain liabilities, including certain liabilities under the federal securities laws.

     Parent has retained D.F. King & Co., Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C., to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

     Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Parent or Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

     19. MISCELLANEOUS. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth in Section 7 of this Offer to Purchase (except that such information will not be available at the regional offices of the Commission).

                                          OSCAR ACQUISITION CORPORATION

February 26, 1999

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Parent and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is Science Applications International Corporation, 10260 Campus Point Drive, San Diego, California 92121. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. All directors and officers listed below are citizens of the United States. Directors are identified by an asterisk.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYER AND
        NAME AND BUSINESS ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  --------------------------------------------------------

D. P. Andrews*................    Corporate Executive Vice President since
                                  January 1998 and a Director since October
                                  1996. Mr. Andrews has held various positions with Parent since 1993, including serving as Executive Vice President for Corporate
                                  Development from October 1995 to January 1998.
                                  Prior to joining Parent, Mr. Andrews served as Assistant Secretary of Defense from 1989 to
                                  1993.

D. W. Baldwin.................    Senior Vice President and Treasurer since
                                  January 1997. Mr. Baldwin has held various positions with Parent since 1978, including serving as a Senior Vice President from 1992.

J. R. Beyster*................    Chairman of the Board, Chief Executive Officer
                                  and a Director of Parent since the Company was founded and President of Parent since 1998.
                                  Dr. Beyster is also a member of the Board of Directors of Purchaser and a director of Network Solutions, Inc.

V. N. Cook*...................    Director since 1990. Mr. Cook joined Parent in
                                  1991 and served as Vice Chairman of the Board from 1992 to 1994. Mr. Cook was associated with IBM for 26 years until his retirement in 1989. Mr. Cook held several executive positions at IBM, including Vice President of IBM's Asia Pacific Corporation and President of IBM Federal System Division. He is also a member of the Board of Directors of KFX, Inc.
                                  and the Chairman of Visions International, Inc., an industry consulting firm.

D. A. Cox.....................    Executive Vice President since January 1998.
                                  Mr. Cox has held various positions with Parent since 1988, including serving as a Sector Vice
                                  President from 1996 to 1998. He is also
                                  President and a member of the Board of
                                  Directors of Purchaser.

W. H. Demisch*................    Director since 1990. Mr. Demisch has been a
                                  Managing Director of BT Alex. Brown since
                                  1993. From 1988 to 1993, he was Managing
                                  Director of UBS Securities, Inc.

D. W. Dorman*.................    Director since 1998. President and Chief
                                  Executive Officer of PointCast Incorporated
                                  ("PointCast") since November 1997 and Chairman of the Board of PointCast since February 1998.
                                  Previously, Mr. Dorman was the Executive Vice
                                  President of SBC Communications, Inc., a diversified telecommunications company, from
                                  August 1997 to November 1997, and the
                                  President and Chief Executive Officer of
                                  Pacific Bell Corporation ("Pacific Bell") since July 1994 and Chairman of the Board of Pacific Bell since March 1996. Prior thereto, he was associated with Sprint Corporation for 13 years, during which time he held several management positions, most recently as
                                  President of Sprint Business Services from
                                  1993 to 1994. Mr. Dorman is also a member of the Board of Directors of 3Com Corporation and Scientific Atlantic Corporation.

W. A. Downing*................    Director since 1996. General Downing, USA
                                  (Ret.) joined Parent as a part-time employee in March 1996. General Downing retired from the United States Army in 1996. Prior to his retirement, General Downing served as the Commander in Chief of U.S. Special Operations
                                  Command. General Downing has also served as the Commanding General of U.S. Army Special
                                  Operations Command and Commanding General of
                                  Joint Special Operations Command. General
                                  Downing is also a member of the Board of Directors of NOVAVAX.

J. E. Glancy*.................    Corporate Executive Vice President since
                                  January 1994 and a Director of Parent since
                                  July 1994. Dr. Glancy has held various
                                  positions with Parent since 1976, including serving as a Sector Vice President from 1991 to 1994. Dr. Glancy is also a director of Network Solutions, Inc.

J. D. Heipt...................    Senior Vice President for Administration and
                                  Secretary of Parent since 1984. Mr. Heipt has held various positions with Parent since 1979.
                                  Mr. Heipt is also a director of Network
                                  Solutions, Inc.

B. R. Inman*..................    Director since 1982. Admiral Inman, USN (Ret.)
                                  joined Parent in 1990 as a part-time employee and, in that capacity, advises Parent on a wide variety of strategic planning issues.
                                  Admiral Inman was the Chairman of the Board, President and Chief Executive Officer of
                                  Westmark Systems, Inc., an electronics
                                  industry holding company, from 1986 through 1989. From 1983 to 1986, Admiral Inman served as Chairman, President and Chief Executive
                                  Officer of Microelectronics and Computer
                                  Technology Corporation. Admiral Inman retired from the United States Navy in 1982. During his career as a United States Naval Officer, Admiral Inman served in a number of high-level positions in the U.S. Government, including
                                  Director of the National Security Agency and
                                  Deputy Director of Central Intelligence.
                                  Admiral Inman is also a member of the Board of Directors of Fluor Corporation, SBC
                                  Communications, Inc., Temple-Inland, Inc. and
                                  Xerox Corporation.

A. K. Jones*..................    Director since 1998.(1) Dr. Jones has been a
                                  professor at the University of Virginia since
                                  1989. From 1993 to 1997, Dr. Jones was on leave of absence from the University to serve as Director Defense Research and Engineering in the U.S. Department of Defense.

H. M. J. Kraemer*.............    Director since 1997. Mr. Kraemer has served as
                                  the President of Baxter International, Inc.
                                  ("Baxter"), a health-care products, systems and services company, since April 1997. Prior thereto, Mr. Kraemer served as the Senior Vice
                                  President and Chief Financial Officer of
                                  Baxter from November 1993 to April 1997 and as the Vice President of Finance and Operations of Baxter from 1990 to 1993. Mr. Kraemer is also a member of the Board of Directors of Comdisco, Inc. and MedPartners, Inc.

C. B. Malone*.................    Director since 1993. Ms. Malone has served as
                                  the President of Financial & Management
                                  Consulting, Inc., a consulting company, since
                                  1982. Ms. Malone is also a member of the Board of Directors of Dell Computer Corporation,
                                  Hannaford Bros. Co., Hasbro, Inc., Houghton
                                  Mifflin Company, The Limited Inc., Lafarge
                                  Corporation, Lowe's Companies, Mallinckrodt
                                  Group and Union Pacific Resources Corporation.

J. W. McRary*.................    Director since 1972.(2) Dr. McRary is the
                                  Chairman of the Board, President and Chief
                                  Executive Officer of Microelectronics and
                                  Computer Technology Corporation, a corporation involved in research and development of advanced computer architecture, software technology, component packaging and computer-aided design and manufacturing. Dr.
                                  McRary was an employee of Parent from 1971 to 1994 and served in various capacities, including serving as a Vice Chairman of the Board from 1988 to 1994.

P. N. Pavlics.................    Senior Vice President since January 1997 and
                                  Controller of Parent since 1993. Mr. Pavlics has held various positions with Parent since
                                  1985, including serving as a Corporate Vice
                                  President from 1993 to January 1997.

S. D. Rockwood*...............    Executive Vice President of Parent since April
                                  1997 and Director of Parent since 1996. Dr.
                                  Rockwood has held various positions with Parent since 1986, including serving as a Sector Vice President from 1987 to April 1997.

W. A. Roper, Jr...............    Senior Vice President and Chief Financial
                                  Officer of Parent since 1990. Mr. Roper is also Chief Financial Officer and a member of the Board of Directors of Purchaser. Mr. Roper is also a director of Network Solutions, Inc.

R. A. Rosenberg...............    Executive Vice President of Parent since 1992.
                                  Mr. Rosenberg has held various positions with the Company since 1987.

D. E. Scott...................    Senior Vice President since January 1997 and
                                  General Counsel of Parent since 1992. Mr.
                                  Scott has held various positions with Parent since, 1987, including serving as a Corporate
                                  Vice President from 1992 to January 1997.

R. C. Smith*..................    Chief Executive Officer and a Director of Bell
                                  Communications Research, Inc., a wholly-owned subsidiary of the Company ("Bellcore"), since
                                  January 1998 and a Director of Parent since
                                  April 1998. Prior to joining Bellcore, Mr.
                                  Smith was the Senior Vice President -- Quality
                                  Development and Public Relations for Sprint
                                  Corporation from 1991 to January 1998.

E. A. Straker*................    Executive Vice President of Parent since 1994
                                  and a Director since 1992. Dr. Straker has held various positions with Parent since 1971, including serving as a Sector Vice President form 1986 to 1994.

M. E. Trout*..................    Director since 1995. Dr. Trout served as the
                                  interim Chief Executive Officer of Cytran,
                                  Inc., a bio-technology company, from April
                                  1996 to July 1996. Prior thereto, Dr. Trout was associated with American Healthcare
                                  Systems, Inc. from 1986 until his retirement in 1995. Prior to his retirement, Dr. Trout served as Chairman, President and Chief
                                  Executive Officer and is currently serving as Chairman Emeritus of American Healthcare
                                  Systems, Inc. He is also a member of the Board of Directors of Baxter International, West Co.
                                  and the UCSD Foundation and the Chairman of the Board of Cytyc, Inc.

J. P. Walkush*................    Sector Vice President, Director since 1996.
                                  Mr. Walkush joined Parent in 1976 and has served in various capacities since that time.
                                  He was elected as a Sector Vice President in 1994.

J. H. Warner, Jr.*............    Corporate Executive Vice President of Parent
                                  since 1996 and Director since 1988. Dr. Warner has held various positions with Parent since
                                  1973, including serving as Executive Vice
                                  President from 1989 to 1996.

J. A. Welch*..................    Director since 1984. Dr. Welch joined Parent
                                  in July 1990 and is currently a part-time employee involved in a number of scientific endeavors and strategic planning issues. Dr.
                                  Welch also serves as President of Jasper Welch
                                  Associates, a consulting firm which he founded in 1983. Prior thereto, Dr. Welch was a Major
                                  General in the United States Air Force, from which he retired in 1983 after serving for 31 years. Dr. Welch is also a member of the Board of Directors of Millitech Corp.

J. B. Wiesler*................    Director since 1989. Mr. Wiesler was
                                  associated with the Bank of America National
                                  Trust and Savings Association from 1949 until his retirement in 1987. Prior to his retirement, Mr. Wiesler served in a number of executive capacities with Bank of America Na-tional Trust and Savings Association, including Vice Chairman, Head of Retail
                                  Banking and Executive Vice President, Head of
                                  North American Division.

A. T. Young*..................    Director since 1995. Mr. Young served as an
                                  Executive Vice President of Lockheed Martin
                                  Corp. from March 1995 to July 1995. Prior to
                                  its merger with Lockheed Corporation, Mr.
                                  Young served as the President and Chief
                                  Operating Officer of Martin Marietta Corp.
                                  from 1990 to 1995. Mr. Young is also on the
                                  Board of Directors of the Dial Corporation,
                                  the B.F. Goodrich Company and Potomac Electric
                                  Power Company.
---------------
(1) Dr. Jones also served as a Director from June 1987 to May 1993.

(2) Dr. McRary did not serve as a Director in 1973.

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Purchaser and certain other information are set forth below. Unless otherwise indicated below, the address of each director and officer is Oscar Acquisition Corporation, 10260 Campus Point Drive, San Diego, California 92121. All directors and officers listed below are citizens of the United States. Directors are identified by an asterisk.

J. R. Beyster*................    Director of Purchaser since the company was
                                  founded. Mr. Beyster is also the Chairman of the Board, Chief Executive Officer and a
                                  Director of Parent since Parent was founded and President of Parent since 1998.

D. A. Cox*....................    President and Director of Purchaser since the
                                  company was founded. Mr. Cox is also the Executive Vice President of Parent since
                                  January 1998. He has held various positions with Parent since 1988, including serving as a Sector Vice President from 1996 to 1998.

W. A. Roper, Jr.*.............    Chief Financial Officer and Director of
                                  Purchaser since the company was founded. Mr.
                                  Roper is also Senior Vice President and Chief
                                  Financial Officer of Parent since 1990.

T. Trent......................    Vice President of Purchaser since the company
                                  was founded. Mr. Trent has held various
                                  positions with Parent since 1993, including serving as Vice President for Corporate
                                  Development from July 1993 to October 1995,
                                  Corporate Vice President for Corporate
                                  Development from October 1995 to July 1997 and
                                  Senior Vice President from July 1997 to
                                  January 1998. Since January 1999, Mr. Trent has been Group Senior Vice President of
                                  Parent.

K.A. Werner...................    Secretary of Purchaser since the company was
                                  founded. Mr. Werner was a partner/shareholder at the law firm of Seltzer Caplan Wilkins &
                                  McMahon from 1990 to 1995. He was Corporate
                                  Counsel of Parent from 1995 to 1997. Since May
                                  1997, Mr. Werner has been Associate General
                                  Counsel of Parent.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:
                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

           By Mail:                        By Hand:                 By Overnight Delivery:

        P.O. Box 3301              120 Broadway, 13th Floor           85 Challenger Road
  South Hackensack, NJ 07606          New York, NY 10271               Mail Drop-Reorg
     Attn: Reorganization            Attn: Reorganization         Ridgefield Park, NJ 07660
           Department                     Department                 Attn: Reorganization
                                                                          Department

                           By Facsimile Transmission
                       (for Eligible Institutions only):
                                 (201) 296-4293

                             Confirm By Telephone:
                                 (201) 296-4860

     Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                             D.F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005

                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll-Free: (800) 431-9642

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.
                             World Financial Center
                                  North Tower
                         New York, New York 10281-1314
                         (212) 449-8971 (Call Collect)